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                                                                   EXHIBIT 3

                    AGREEMENT TO TERMINATE STOCK OPTIONS
                    ------------------------------------

         This Agreement to Terminate Stock Options (the "AGREEMENT") is made as of this 29th day of July, 2002, by and among John E. Connelly ("CONNELLY") who resides at 3661 Saxonburg Boulevard, Pittsburgh, PA 15238, Shawn Wirginis ("SHAWN") who resides at 229 Wylie Road, Saxonburg, PA 16056 and David Wirginis ("DAVID") who resides at 1217 Lawrence Avenue, Apt. 2, Ellwood City, PA 16117.

                            W I T N E S S E T H:

         WHEREAS, CONNELLY currently owns, in his name, a total of 1,040,878 shares of restrictive stock in President Casinos, Inc. ("PREZ"), a publicly-traded Delaware corporation; and

         WHEREAS, SHAWN and CONNELLY entered into a Stock Option Agreement dated February 28, 2001, in which CONNELLY granted to SHAWN, an option to purchase 150,210 shares of PREZ stock from CONNELLY, at a price of $.39 per share, for a period of ten (10) years; and

         WHEREAS, DAVID and CONNELLY also entered into a Stock Option Agreement dated February 28, 2001, in which CONNELLY granted to DAVID, an option to purchase an additional 150,210 shares of PREZ stock from CONNELLY at a price of $.39 per share, for a period of ten (10) years; and

         WHEREAS, on June 20, 2002, PREZ filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Southern District of Mississippi, and on that date and thereafter, many of PREZ'S subsidiaries also filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Southern District of Mississippi, which bankruptcy


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filings substantially depressed the PREZ share price and will continue to substantially depress the PREZ share price for an extended period of time;
and

         WHEREAS, neither SHAWN nor DAVID have ever been an officer, director or employee of PREZ or any of its subsidiaries; and

         WHEREAS, CONNELLY has been and is currently PREZ'S Chairman of the Board and due to his position as Chairman and because he is the grandfather of SHAWN and DAVID, CONNELLY previously granted to SHAWN and DAVID the aforementioned stock options in order to permit SHAWN and DAVID the opportunity to participate in the anticipated appreciation of PREZ's share price over time; and

         WHEREAS, Stann Financial, LLC, an independent appraisal company, situated in St. Louis, Missouri, has appraised the value of CONNELLY'S 1,040,878 PREZ shares, as of July 29, 2002, at a fair market value of $.10 per share, which appraisal takes into account various factors, including PREZ'S bankruptcy filings, the size of CONNELLY'S block of PREZ shares to be transferred, as well as the fact that all of his shares are restricted pursuant to Securities and Exchange Commission Rule 144 and are further restricted pursuant to that certain Executive Rights Agreement dated November 20, 1997 entered into by and among CONNELLY, PREZ and other parties; and

         WHEREAS, CONNELLY has currently offered to sell his entire block of 1,040,878 PREZ shares at $.10 per share to his three grandsons, TERRENCE, SHAWN and DAVID, but SHAWN and DAVID have declined to participate in the purchase; and

         WHEREAS, Terrence L. Wirginis ("TERRY"), the brother of SHAWN and DAVID, is an officer, a member of the Board of Directors and an employee of PREZ, has indicated that he desires to purchase the entire block of CONNELLY'S PREZ shares for $.10 per share in order to

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protect and maintain his positions as a vice-president, member of the Board of Directors and employee of PREZ, notwithstanding the fact that PREZ and many of its subsidiaries are in bankruptcy and that CONNELLY'S PREZ stock is restricted; and

         WHEREAS, TERRY has asked his brother, SHAWN, to participate in his purchase of the stock, however, SHAWN holds no position with PREZ to protect, nor does he desire to risk any current cash payment necessary to participate in the purchase; and

         WHEREAS, TERRY has also asked his other brother, DAVID, to participate in his purchase of the stock, however, DAVID holds no position with PREZ to protect, and is now the new minister and founder of the New Life Bible Church in Butler, PA, which position would not be compatible with the purchase of PREZ stock, and he has likewise indicated that he does not desire to risk any current cash payment necessary to participate in the purchase; and

         WHEREAS, SHAWN and DAVID have agreed with CONNELLY to irrevocably relinquish, terminate and forever extinguish any and all rights that each of them have under their respective February 28, 2001 Option Agreements, as if the same had never been entered into, in order to permit TERRY to purchase the entire block of CONNELLY'S 1,040,878 PREZ shares.

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth below and for other good and valuable consideration, and intending to be legally bound hereby, the parties to this AGREEMENT agree as follows:

         1.       INCORPORATION OF RECITALS. All of the foregoing recitals
                  -------------------------
are incorporated by reference herein as if set forth at length.

         2.       TERMINATION OF SHAWN'S OPTION AGREEMENT. CONNELLY and
                  ---------------------------------------
SHAWN hereby agree that the February 28, 2001 Option Agreement which they entered into, and any and all

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rights thereunder, are hereby immediately and irrevocably relinquished, terminated and forever extinguished, as if same had never been entered into.

         3.       TERMINATION OF DAVID'S OPTION AGREEMENT. CONNELLY and
                  ---------------------------------------
DAVID hereby agree that the February 28, 2001 Option Agreement which they entered into, and any and all rights thereunder, are hereby immediately and irrevocably relinquished, terminated and forever extinguished, as if the same had never been entered into.

         4.       SUCCESSORS AND ASSIGNS. This AGREEMENT shall be binding
                  ----------------------
upon the parties hereto and their respective heirs, executors, successors and assigns.

         5.       GOVERNING LAW. This AGREEMENT shall be enforced and
                  -------------
construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania, without regard to its rules of conflicts of laws.

         6.       MODIFICATION AND AMENDMENT. This AGREEMENT may be amended
                  --------------------------
or modified only by the written consent of all parties to this AGREEMENT at the time of such amendment or modification. This AGREEMENT supersedes or replaces any and all prior AGREEMENTS, either oral or written, among the parties with respect to the subject matter of this AGREEMENT. This AGREEMENT contains the entire understanding between the parties hereto concerning the subject matter contained herein.

         7.       SEVERABILITY. If any portion of this AGREEMENT for any
                  ------------
reason shall be held by judicial decision or otherwise to be invalid or unenforceable, the remaining provisions of this AGREEMENT shall be valid and enforceable, and will continue in full force and effect.

         8.       HEADINGS. Titles of articles and sections in this
                  --------
AGREEMENT are provided for convenience only and do not modify or affect the meaning of any provision and shall not serve as a basis for interpretation or construction of this AGREEMENT.


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         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have executed this Agreement on the day and year first above written.


/s/ Stephen Hartman                               /s/ John E. Connelly
---------------------------                       ---------------------------
Witness                                           John E. Connelly

/s/ Henry Gusky                                   /s/ Shawn Wirginis
---------------------------                       ---------------------------
Witness                                           Shawn Wirginis

/s/ Henry Gusky                                   /s/ David Wirginis
---------------------------                       ---------------------------
Witness                                           David Wirginis




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